EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter 2024 Earnings

Madison, Wis., August 07, 2024—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the second quarter of 2024.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the second quarter of 2024 were $23.8 million, or $0.66 per share, compared to $28.7 million, or $0.79 per share, for the same period in the prior year.

In the second quarter of 2024, electric net income decreased $6.0 million compared to the second quarter of 2023. Our second-quarter results were partially driven by higher fuel costs during 2024 compared to the 2024 fuel cost plan approved by the PSCW.

Weather also was a driver of lower electric and gas sales for the quarter. Electric residential sales decreased approximately 4% and gas retail sales decreased approximately 10% compared to the same period in the prior year.

Despite lower earnings, we continue to benefit from an increase in investments included in rate base.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended June 30,	2024	2023
Operating revenues	$145,713	$147,998
Operating income	$29,735	$38,390
Net income	$23,794	$28,681
Earnings per share - basic	$0.66	$0.79
Earnings per share - diluted	$0.66	$0.79
Weighted average shares outstanding - basic	36,176	36,163
Weighted average shares outstanding - diluted	36,197	36,186

Six Months Ended June 30,	2024	2023
Operating revenues	$337,049	$365,251
Operating income	$70,480	$78,424
Net income	$57,608	$59,759
Earnings per share - basic	$1.59	$1.65
Earnings per share - diluted	$1.59	$1.65
Weighted average shares outstanding - basic	36,173	36,163
Weighted average shares outstanding - diluted	36,196	36,183

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 163,000 customers in Dane County, Wis., and purchases and distributes natural gas to 176,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com